Exhibit 10.6

ModusLink Global Solutions, Inc.

Second Amended and Restated Director Compensation Plan

(adopted December 8, 2010)

1. Purpose. In order to attract and retain highly qualified individuals to serve as members of the Board of Directors of ModusLink Global Solutions, Inc. (the “Corporation”), the Corporation has adopted this Second Amended and Restated ModusLink Global Solutions, Inc. Director Compensation Plan (the “Plan”), effective on the day that it is adopted by the Board of Directors of the Corporation.

2. Eligible Participants. Any director of the Corporation who: (i) is not an employee of the Corporation or any of its subsidiaries or affiliates, or (ii) unless otherwise determined by the Board of Directors of the Corporation, is not an affiliate (as such term is defined in Rule 144(a)(1) promulgated under the Securities Act of 1933), employee, representative, or designee of an institutional or corporate investor in the Corporation, is eligible to participate in the Plan.

3. Quarterly Retainer. Any eligible participant who serves as a director during any fiscal quarter shall receive a payment for such quarter, in arrears, of $12,500 (the “Quarterly Retainer”), with a pro rata fee applicable to service for less than a whole quarter.

4. Committee Chairperson Fee. Any eligible participant who serves as the chairperson of a committee of the Board of Directors of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $1,250, provided, however, that the chairperson of the Audit Committee of the Board of Directors of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $2,500 (as applicable, the “Committee Chairperson Fee”), in each such case with a pro rata fee applicable to service for less than a whole quarter.

5. Presiding Director Fee. Any eligible participant who is serving as presiding director of the Corporation during any fiscal quarter shall receive a payment, in respect thereof, in arrears, of $5,000 (the “Presiding Director Fee”), with a pro rata fee applicable to service for less than a whole quarter.

6. Board and Committee Meeting Fees. Each eligible participant who attends a telephonic meeting of the Board of Directors or a committee thereof, shall receive a meeting fee of $500. Each eligible participant who attends a meeting of the Board of Directors or a committee thereof, where a majority of the directors attend such meeting in person, shall receive a meeting fee of $1,000 (as applicable, the “Meeting Fee”).

7. Annual Stock Award. Each eligible participant who is both serving as a director of the Corporation immediately following each annual meeting of stockholders of the Corporation (beginning with the 2010 annual meeting of stockholders) and on the Award Date (as defined herein) shall on the first business day of the calendar year next occurring after such annual meeting (the “Award Date”) receive a restricted stock award for shares of Common Stock of the Corporation with a fair market value equal to $80,000 (as used herein “fair market value” shall mean the closing sale price (for the primary trading session) of the Common Stock on The Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the Award Date, or if the Award Date is not a trading date on the next preceding trading day prior to the Award Date (and if the Common Stock is not then traded on The Nasdaq Stock Market or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board of Directors)(each, an “Annual Restricted Stock Award”), such shares to vest on the first anniversary of the Award Date, provided that the recipient remains a director of the Corporation on such vesting date.

8. Payment of Retainer and Fees; Acceleration of Vesting. Unless otherwise requested by an eligible participant, the Corporation shall pay the Quarterly Retainer, the Committee Chairperson Fee, the Presiding Director Fee and any Meeting Fee, as soon as practicable following the completion of the fiscal quarter to which the payments relate. In the event of a Change in Control (as defined in the Corporation’s2005 Non-Employee Director Plan, as amended) of the Corporation, (i) all amounts due and payable to each eligible participant, including any and all fees that would become due and payable at the completion of the fiscal quarter in which the Change in Control occurs (as if the eligible participant’s service to the Corporation as a director had continued until the end of such fiscal quarter), shall be promptly paid to each eligible participant and (ii) each unvested Annual Restricted Stock Award then outstanding shall become fully vested upon the Change in Control.

9. No Right to Continue as a Director. Neither this Plan, nor the payment of any amounts hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain any participant as a director for any period of time.

10. Administration. This Plan shall be administered by the Board of Directors of the Corporation, whose construction and determinations shall be final.

11. Amendment and Termination. This Plan may be amended, modified or terminated by the Board of Directors at any time.